Exhibit 16.1
June 25, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by PLAYSTUDIOS, Inc. (formerly Acies Acquisition Corp.), under Item 4.01 of its Form 8-K dated June 25, 2021. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP

New York, NY